EXHIBIT 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Farmers & Merchants Bancorp, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, no par value per share	Other	769,886(1)	N/A	$24,519,195(2)	0.0000927	$2,272.93(3)

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—		—

	Total Offering Amounts							$24,519,195

	Total Fees Previously Paid							$

	Total Fee Offsets							$

	Net Fee Due							$2,272.93

(1)

This represents the maximum number of shares of Farmers & Merchants Bancorp, Inc. common stock to be issuable upon completion of the merger described herein. This number is based on the 1,167,025 shares of Peoples-Sidney Financial Corporation common stock expected to be outstanding when the transaction is consummated, and the exchange of each such share for 0.6597 shares of Farmers & Merchants Bancorp, Inc. common stock and assumes no shareholder of Peoples-Sidney Financial Corporation elects to receive the cash consideration offered pursuant to the terms of the Agreement and Plan of Merger, dated as of June 14, 2022 (the “Merger Agreement”), by and between Farmers & Merchants Bancorp, In. and Peoples-Sidney Financial Corporation which is attached to the proxy statement and prospectus as Annex A.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and computed pursuant to Rules 457(f)(1) and (f)(3) thereunder, on the basis of the market value of the common stock of Peoples-Sidney Financial Corporation, to be exchanged in the transaction, computed, in accordance with Rule 457(f), as: (i) the product of (a) $21.01 (the average of the bid and asked price on the OTC Pink®Open Market of Peoples-Sidney Financial Corporation common stock as of July 20, 2022 a date within five business days of the filing of this registration statement,); and (b) 1,167,025 (the aggregate number of shares of Peoples-Sidney Financial Corporation common stock expected to be outstanding when the transaction is consummated).

(3)

The registration fee of $2,272.93 for the securities registered hereby has been calculated, pursuant to Section 6(b) of the Securities Act of 1933, as amended, as $24,519,195 (the proposed maximum aggregate offering price) multiplied by 0.0000927.